Exhibit 10.1

MULTI-COLOR CORPORATION

1999 EXECUTIVE DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective January 1, 2005

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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MULTI-COLOR CORPORATION

1999 EXECUTIVE DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective January 1, 2005

WHEREAS, Multi-Color Corporation, a publicly-traded corporation with its principal office and place of business in Sharonville, Ohio (“Company”), adopted the Multi-Color Corporation 1999 Executive Deferred Compensation Plan (“Prior Plan”), an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees, and

WHEREAS, the Company desires to amend the Prior Plan to conform the provisions of the Prior Plan to section 409A of the Internal Revenue Code of 1986, as amended (“Code”), added by section 885 of the American Jobs Creation Act of 2004, Public Law 108-357 (“AJCA”), and Treasury Regulations and guidance promulgated there under, and

WHEREAS, the Compensation and Organization Development Committee of the Board of Directors of the Company has authorized and approved the amendment and restatement of the Prior Plan in the form of the Multi-Color Corporation 1999 Executive Deferred Compensation Plan (“Plan”) as set forth herein, and

NOW, THEREFORE, the Company hereby approves and adopts the Plan, which shall read as follows:

ARTICLE I

PURPOSE AND APPLICABILITY

1.1 Purpose. The purpose of the Plan is to provide certain Key Executives with a deferred compensation benefit measured by the bookkeeping accounts established and maintained hereunder in order to provide termination of employment and related benefits taxable pursuant to sections 451 and 457 of the Code. The Plan is intended to be a top-hat plan (i.e. an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

1.2 Applicability. The provisions of the Plan shall apply only to the Key Executives listed (or here after listed) on Schedule A, and shall extend to the balance of the amounts credited to such Key Executive’s Participant Account on the day prior to the Effective Date. The rights and benefits, if any, of persons who were participants in the Prior Plan prior to the Effective Date, but who are not employed by the Company on the Effective Date, shall be determined in accordance with the provisions of the Prior Plan in effect on the date their employment terminated, except to the extent necessary to comply with section 409A of the Code.

ARTICLE II

DEFINITIONS

As used in this Plan, the terms set forth below shall have the following meanings, which shall be equally applicable to both the singular and plural forms defined:

2.1 Base Compensation. Base Compensation means the annual salary in effect as of the first day of a Fiscal Year (or a date thereafter for a newly-hired Employee) which is set by the Compensation and Organization Development Committee on behalf of an Employee for services to be rendered to the Company, excluding any Performance-Based Compensation. The term Base Compensation shall be limited to Base Compensation to or on behalf of an Employee during that portion of the Fiscal Year in which the Employee was a Participant in the Plan.

2.2 Beneficiary. Beneficiary means the individuals or entities identified by the Participant on a beneficiary designation form provided by the Company or, in the absence of such designation, the executor or administrator of the estate of the deceased Participant.

2.3 Benefit Amount. Benefit Amount means the vested portion of the bookkeeping account balance of the Participant’s Participant Account, determined at the time of payment.

2.4 Board. Board means the Board of Directors of the Company.

2.5 Code. Code means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.6 Company. Company means Multi-Color Corporation, an Ohio publicly-traded corporation, and its successors and assigns, unless otherwise herein provided, or any other corporation or business organization that, with the consent of Multi-Color Corporation, or its successors or assigns, assumes the Company’s obligations hereunder, or any other corporation or business organization that agrees, with the consent of the Company, to become a party to the Plan.

2.7 Company Contribution Credits. Company Contribution Credits means the amount credited to a Participant Account under Section 4.2.

2.8 Compensation. Compensation means Base Compensation and/or Performance-Based Compensation, which ever the case may be.

2.9 Effective Date. Effective Date means the effective date of the amendment and restatement of the Prior Plan, which shall be January 1, 2005, except as otherwise specifically provided herein.

2.10 Election Date. Election Date means the dates described in Section 4.4.

2.11 Election Form. Election Form means the form(s) completed by a Participant and submitted to the Company reflecting the Participant’s deferral election pursuant to Sections 4.3 and 4.4.

2.12 Elective Deferral Credits. Elective Deferral Credits means the amount credited to a Participant Account from time to time pursuant to Section 4.3.

2.13 Eligibility Date. Means the date designated by the Compensation and Organization Development Committee for a Key Executive to begin participating in the Plan.

2.14 Employee. Employee means any person employed by the Company.

2.15 ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as it has been and may be amended from time to time. Reference to any section of ERISA shall include any provision successor thereto.

2.16 Fiscal Year. Fiscal Year means the consecutive twelve-month period beginning on the first day of April in each year and ending on the last day of March.

2.17 Interest Credits. Interest Credits means the amount added to a Participant Account from time to time pursuant to Section 4.5.

2.18 Key Employee. A Key Employee is an Employee who constitutes a key employee within the meaning of section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations there under and disregarding section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date (generally, a key employee under Code section 416(i)(1)(A) is an Employee who, at any time, during the Plan Year, is (i) an officer of the Company having annual compensation greater than $130,000 (as adjusted), (ii) a 5-percent owner of the Company, or (iii) a 1-percent owner of the Company having annual compensation from the Company of more than $150,000 (as adjusted)). Provided that, for purposes of determining a Specified Employee by applying the definition of compensation under section 416(1)(1)(i), (ii) and (iii), the definition of compensation under Treasury regulation section 1.415(c)-2(a) shall be used, applied as if the Company were not using any safe harbor provided in Treasury regulation section 1.415(c)-2(d), were not using any of the specified timing rules provided in Treasury regulation section 1.415(c)-2(e), and were not using any of the special rules provided in Treasury regulation section 1.415(c)-2(g). If an Employee is a Key Employee as of the Specified Employee Identification Date, the Employee shall be treated as a Key Employee for the entire 12-month period beginning on the following Specified Employee Effective Date.

2.19 Key Executive. Key Executive means an Employee of the Company who is determined by the Board to be a member of “a select group of management or highly compensated employees” of the Company, within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and who is designated in writing by the Compensation and Organization Development Committee as eligible to participate in the Plan.

2.20 Participant. Participant means each Key Executive (or former Key Executive) of the Company who is participating in the Plan pursuant to Section 3.1 (or Section 3.2).

2.21 Participant Account. Participant Account means the bookkeeping account established and maintained for a Participant pursuant to Section 4.1.

2.22 Performance-Based Compensation. Performance-Based Compensation means “performance-based compensation” within the meaning of section 409A(a)(4)(B)(iii) of the Code and the Treasury Regulations promulgated there under.

2.23 Plan. Plan means the amended and restated Multi-Color Corporation 1999 Executive Deferred Compensation Plan provided for herein, as it may be amended from time to time.

2.24 Plan Administrator. Plan Administrator means the Compensation and Organization Development Committee or such other person or entity designated from time to time by the Company.

2.25 Plan Year. Plan Year means the consecutive twelve-month period beginning on the first day of January in each year and ending on the last day of December during which the Plan is in effect. Provided that, effective April 1, 2008, the Plan Year means the consecutive twelve-month period beginning on the first day of April in each year and ending on the last day of the following March during which the Plan is in effect. The three-month consecutive period beginning on January 1, 2008 and ending on March 31, 2008, shall be a short Plan Year.

2.26 Prior Plan. Prior Plan means the Multi-Color Corporation 1999 Executive Deferred Compensation Plan, as constituted on the day prior to the Effective Date.

2.27 Retirement Age. Retirement Age means age sixty (60).

2.28 Separation from Service. “Separation from Service” means that the Participant dies, retires, or otherwise has a termination of employment with the Company. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and Participant reasonably anticipated that no further services would be performed after a certain date or, to the extent required by Treasury regulations or Internal Revenue Service guidance, that the level of bona fide services the Participant would perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months).

2.29 Specified Employee. Specified Employee means an Employee who, as of the date of the Participant’s Separation from Service, is a Key Employee.

2.30 Specified Employee Effective Date. Specified Employee Effective Date means April 1st following the Specified Employee Identification Date.

2.31 Specified Employee Identification Date. Specified Employee Identification Date means December 31st of each Plan Year.

2.32 Years of Service. Years of Service means the period of an individual’s continuous service with the Company measured from the individual’s date of hire, with one year credited at each successive anniversary of such date.

ARTICLE III

ELIGIBILITY TO PARTICIPATE

3.1 Eligibility. Each Key Executive listed on Schedule A who was a Participant in the Plan on the day before the Effective Date such shall continue to be a Participant in the Plan on the Effective Date. Each other Key Executive listed on Schedule A who was not a Participant on the day before the Effective Date shall begin participating in the Plan on such Key Executive’s Eligibility Date. Thereafter, the Compensation and Organization Development Committee of the Board, in its sole discretion, may name additional Key Executives as eligible to participate in the Plan, and upon naming a Key Executive, shall designate an Eligibility Date for the Key Executive to begin participating in the Plan.

3.2 Cessation of Participation. The Compensation and Organization Development Committee may terminate the continued participation of any Participant in the Plan if the Board, in its sole discretion, determines that: (a) such person is no longer a Key Executive; or (b) the Plan results in federal income tax consequences different from those anticipated by the Company. A Participant who has terminated employment with the Company, or ceases to be a Key Executive, shall cease to be a Participant at the time that the Participant’s Benefit Amount is paid to the Participant or the Participant’s Beneficiary. If the Plan is terminated pursuant to Section 8.3, a Participant shall cease to be a Participant at the time the Benefit Amount is paid to the Participant or the Participant’s Beneficiary.

3.3 Provisions of the Plan Binding on Participants. Upon becoming a Participant, the Participant and such Participant’s Beneficiary shall be bound then and thereafter by the terms of the Plan, including all amendments thereof.

ARTICLE IV

PARTICIPATION AND ACCOUNT CREDITS

4.1 Establishment of Accounts. A Participant Account shall be established and maintained for each Participant. Each Participant Account shall be a bookkeeping account reflecting the Company Contribution Credits, Elective Deferral Credits, Interest Credits and Other Account Adjustments allocable with respect to a Participant pursuant to this Article. The balance of each Participant Account shall be communicated in writing to the Participant as of the last day of each Fiscal Year or on a more frequent basis as may be determined by the Company.

4.2 Company Contribution Credits. As of the last day of the Company’s Fiscal Year, each Participant Account shall reflect the addition of a contribution of eight percent (8%), or such higher amount as the Board shall determine in its sole discretion, of such Participant’s Base Compensation in effect for that Fiscal Year; provided, however, that the Participant is employed by the Company on the last day of the Fiscal Year.

4.3 Elective Deferral Credits. Each Participant shall be entitled to elect that a whole or one-half percentage of the Participant’s Compensation be deferred and contributed by the Company to the Plan as Elective Deferral Credits by so indicating on an Election Form. In order to be effective, a Participant’s completed Election Form must be submitted to the Company prior to the Election Date and must relate only to Compensation for services to be performed subsequent to the Election Date. All amounts deferred by a Participant hereunder shall be deducted by the Company from the Compensation of the Participant and credited to the Participant’s Participant Account as Elective Deferral Credits on the last day of the payroll period to which the deferred amounts relate, or as soon as is reasonably practicable thereafter, and shall be made at the time and in the manner provided in Section 4.4.

4.4 Elections.

(a) Base Compensation. Base Compensation for services performed during a Plan Year may be deferred at the Participant’s election only if the election to defer such Base Compensation is made not later than the close of the preceding Plan Year, except that:

(i) First Year of Eligibility. In the case of the first year in which a Key Executive becomes eligible to participate in the Plan, such Base Compensation deferral election shall be made within thirty (30) days after the date the Key Executive becomes eligible to participate in the Plan, with respect to Base Compensation paid for services to be performed after the election.

(b) Performance-Based Compensation. In the case of any Performance-Based Compensation relating to a performance period of at least twelve

(12) consecutive months (for example, the Fiscal Year of the Company), such Performance-Based Compensation deferral election may be made on or before the date that is six (6) months (e.g., October 1) before the end of the performance period, provided that the Participant performs services for the Company continuously from the later of the beginning of the performance period or the date the performance criteria is established through the date an election is made here under. In no event may an election to defer Performance-Based Compensation be made after such Compensation has become “readily ascertainable” within the meaning of that term under Treasury Regulation section 1.409A-2(a)(8).

(i) First Year of Eligibility. In the case of the first year in which a Participant becomes eligible to participate in the Plan, such Performance-Based Compensation deferral election shall only apply to the Performance-Based Compensation paid for services performed after the election. For this purpose, the election shall apply to no more than an amount equal to the total amount of the Performance-Based Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

Once made, a deferral election shall continue in force indefinitely, until changed by the Participant on a subsequent Election Form which shall be effective no earlier than for Compensation for services performed during the immediately following Plan Year.

4.5 Interest Credits. As of the last day of the Company’s Fiscal Year, each Participant Account shall be adjusted to reflect the applications of an annual interest rate to the balance of each such Participant Account. Such interest rate shall be the prime rate as listed in the Wall Street Journal on the first day of the Company’s Fiscal Year, plus two percent (2%), compounded quarterly.

ARTICLE V

VESTING

5.1 Vesting Schedule. The portion of each Participant Account attributable to Company Contribution Credits, and any interest credited thereon, shall vest in accordance with the following schedule:

Years of Service	Vested Percentage
1	20%
2	40%
3	60%
4	80%
5 or more	100%

5.2 Prior Service. The vesting schedule shall be applied by taking into account all Years of Service with the Company, including service prior to the Effective Date.

5.3 Early Retirement. Notwithstanding any provision of the Plan to the contrary herein, each Participant who has a Separation from Service after obtaining age fifty-five (55) shall be fully vested in his or her Participant Account.

ARTICLE VI

FUNDING STATUS

6.1 By electing to participate hereunder, each Participant accepts the terms of this Plan. Nothing contained in this Plan shall vest in any Participant or any Beneficiary any special or preferential right, title or interest in or to any amounts credited under the Plan and the amounts credited under the Plan shall at all times remain subject to the claims of the Company’s general creditors. As such, the obligations of the Company hereunder are not funded or secured in any way that gives Participant or a Beneficiary any rights greater than that of a general creditor of the Company.

ARTICLE VII

PAYMENT OF BENEFITS

7.1 Time and Manner of Payment. A lump sum payment of the Benefit Amount shall be paid to a Participant within sixty (60) days after the date of the Participant’s Separation from Service with the Company. Notwithstanding the preceding, the Benefit Amount distributable to a Participant who is a Specified Employee as of the Participant’s date of Separation of Service may not be made before the date that is six (6) months after such Specified Employee’s date of Separation from Service or, if earlier, the date of the Specified Employee’s death. If the Company is notified of a Participant’s death prior to payment of the Participant’s Benefit Amount, such payment shall be made to the Participant’s Beneficiary.

7.2 Form of Payment. All payments under the Plan shall be made in cash.

7.3 No Deferral of Payment. In no event shall a Participant (or the Participant’s estate or Beneficiary if the Participant has died) elect to otherwise defer the payment of the Participant’s Benefit Amount to a later period, and any Benefit Amount distributed pursuant to this Article VII shall be made by the Company, and received by the Participant (actually or constructively), in accordance with the rules of Code section 409A(a)(2)(i), and the Treasury Regulations and/or guidance issued there under.

7.4 Sole Medium for Providing of Benefits. The sole medium for providing any Benefit Amount under the Plan hereunder shall be the mere promise of the Company. There shall be no recovery against the Company, officers of the Company, or any affiliates or subsidiaries of the Company.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendment. The Compensation and Organization Development Committee, in its sole discretion, may amend this Plan at any time; provided, however, that any amendment that would impair or reduce the balance of a Participant’s Participant Account (as it exists at the time of the amendment) or the timing of distribution will be effective as to such Participant only if the Participant consents in writing to the amendment. The Compensation and Organization Development Committee may amend the Plan to exclude any Participant form eligibility for a Company Contribution Credit for a Fiscal Year, but only if written notice of such exclusion is provided to the Participant prior to the beginning of such Fiscal Year.

8.2 Amendment to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section 8.1, the Plan may be amended by the Company at any time, retroactively if required, if found necessary, in the opinion of the Company, in order to ensure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(1), and 401(a)(1) and to conform the Plan to the provisions and requirements of any applicable law, including ERISA, the Code, and any regulations (whether in proposed or final form) and/or guidance issued there under. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.

8.3 Termination. The Board, in its sole discretion, may terminate this Plan at any time in accordance with section 409A of the Code, and any regulations (whether in proposed or final form) and/or guidance issued there under.

ARTICLE IX

CLAIMS FOR BENEFITS

9.1 Claims Procedures.

(a) Claims for Benefits. Any claim shall be made in writing to the Plan Administrator. In the event such a claim is wholly or partially denied, the Plan Administrator shall notify the claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time (but not to exceed an additional 90 days from the end of the initial period) for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. The written or electronic notice shall set forth, in a manner calculated to be understood by the claimant:

(i)	the specific reason or reasons for the adverse determination;

(ii)	reference to the specific Plan provisions on which the determination is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

(b) Appeal of Adverse Benefit Determination. Within 60 days following the receipt of a notification of an adverse benefit determination, the claimant may appeal the claim and adverse benefit determination to the Plan Administrator for a full and fair review. Within such 60 days, the claimant or the claimant’s duly authorized representative:

(i)	may request a review upon written notice to the Plan Administrator;

(ii)	may submit written comments, documents, records, and other information relating to the claim for benefits; and

(iii)	will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(iv)	The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(c) Decision on Review of Denial. A decision by the Plan Administrator will be made after receipt of a request for review. The Plan Administrator shall notify a claimant of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required (but not to exceed an additional 60 days from the end of the initial period), written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Plan Administrator will provide a claimant with written or electronic notification of a Plan’s benefit determination on review. In the case of an adverse benefit determination, the notification will set forth, in a manner calculated to be understood by the claimant:

(i)	The specific reason or reasons for the adverse determination;

(ii)	reference to the specific Plan provisions on which the benefit determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement of the claimant’s right to bring an action under ERISA section 502(a).

In the case of an adverse benefit determination on review, the Plan Administrator will provide the claimant, upon request and free of charge, access to, and copies of, documents, records, and other information, as appropriate, that are relevant to the claimant’s claim for benefits and any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the adverse determination.

ARTICLE X

MISCELLANEOUS

10.1 No Beneficial Interest. No person or entity shall acquire any beneficial interest in an amount under this Plan prior to the date on which the amount becomes payable.

10.2 Spendthrift Clause. No amount provided under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such amount is or may be payable, except as required under applicable law.

10.3 Employment Contract and Other Arrangements. The adoption and maintenance of this Plan shall neither be deemed to nor shall it be an employment agreement between the Company and the Participant.

10.4 Titles and Headings. The titles or headings of the Articles and Sections hereof are included solely for convenience and reference and, in the event of any conflict between such titles or headings and the text, the text shall control.

10.5 Parties to Agreement. This Plan shall be binding upon and shall operate for the benefit of the Company, its successors and assigns, and each Participant and his or her heirs, estate and personal representatives.

10.6 Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof, but subject to preemption of federal law.

10.7 Gender. Where necessary or appropriate to the meaning hereof, the singular, plural, masculine, feminine and neuter shall be deemed to include each other.

10.8 Interpretation of Agreement. The Compensation and Organization Development Committee shall have full authority, in its sole discretion, to interpret the terms of the Plan and make determinations regarding all matters whatsoever relating to the administration of this Plan, including eligibility for, and the amount of, benefits under the Plan.

10.9 No Assets Held Outside the United States. Any Benefit Amount which may be payable under the Plan shall be paid from the general assets of the Company and in the case of any assets set aside (directly or indirectly) in a trust (or other arrangement) for purpose of paying Benefit Amounts under the Plan, no amount of such assets set aside (or trust or other arrangement) shall be located or subsequently transferred outside of the United States.

10.10 Compliance of the Plan. Notwithstanding any provision of the Plan to the contrary, the Plan is designed to comply with section 409A of the Code, as amended, added by section 885 of the AJCA and shall be construed and operated based upon a good faith, reasonable interpretation of the AJCA, and the Treasury Regulations and guidance issued there under.

[Signature Page Follows]

IN WITNESS HEREOF, the Company has caused this Plan to be executed by a duly authorized officer on this 18th day of December, 2008.

MULTI-COLOR CORPORATION

By:	/s/ Francis D. Gerace
Francis D. Gerace
Its:	President and CEO

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